REEBOK INTERNATIONAL LTD.
             (Amounts in Thousands, Except Per Share Data)



Exhibit 11 - Statement RE: Computation of Per Share Earnings

                                          Three Months Ended
                                              March 31,
                                          _________________
                                           1994      1993
                                           ____      ____
Primary
_____________________________________

Average shares outstanding                 83,288   88,677

Net effect of dilutive stock options        2,032    2,405
                                          _______  _______

Total                                      85,320   91,082
                                          =======  =======
Net income                                $65,789  $67,769
                                          =======  =======
Per share amount                          $  0.77  $  0.74
                                          =======  =======


Fully Diluted
_____________________________________

Average shares outstanding                 83,288   88,677

Net effect of dilutive stock options        2,155    2,405
                                          _______  _______

Total                                      85,443   91,082
                                          =======  =======
Net income                                $65,789  $67,769
                                          =======  =======
Per share amount                          $  0.77  $  0.74
                                          =======  =======